SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: September 7, 2005

ALEXANDRIA HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-29325	87-0643633
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer ID Number)

1403 East 900 South, Salt Lake City, Utah 84105
(Address of principal executive offices)

Registrant's telephone number, including area code: 801-582-9609

N/A
(Former name or former address, if changed since last report)

ITEM 1.01 Entry into a Material Definitive Agreement

On September 9, 2005, Alexandria Holdings, Inc., a Nevada corporation (“the Company”), entered into a stock purchase agreement with Javelin Advisory Group, Inc.  In the terms of this stock purchase agreement, Javelin Advisory Group, Inc. purchased 6,520,000 shares of the Company’s common stock giving them a 95% (ninety-five percent) majority control of the Company’s issued and outstanding common stock.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

Effective September 7, 2005, the Company accepted the resignation from Ruairidh Campbell as the Company’s Chief Executive Officer, Chief Financial Officer and a member of the Board of Directors.

Effective September 8, 2005, to fill the vacancy created by Mr. Campbell’s resignation, the Company appointed Steven R. Peacock as the Company’s Chief Executive Officer and Chief Financial Officer.

Steven R. Peacock has over fifteen years of experience in seeking out and identifying emerging growth investment opportunities, both startup companies and work out assignments and is skilled at analyzing management structure and setting up programs for raising capital. He has working knowledge of taking companies through the process of becoming publicly traded, as well as assistance with strategic planning, corporate communications including shareholder relations and internet marketing as well as an extensive background in SEC requirements and filings utilizing broad network of legal, accounting, insurance, Internet technology and public relations affiliates. In addition to his work with and in publicly traded companies, Mr. Peacock has a background in the real estate development industry in all phases of minor league professional sports development, primarily soccer, in both American and European venues and has owned and operated minor league professional soccer franchises in Orange County, Riverside and San Francisco, CA. Mr. Peacock has an extensive operating knowledge of the Business Development Company process, having operated the first BDC on the west coast from 1998 to 2000. During that period, he was directly responsible for raising approximately $8M under Regulation E, creating market liquidity for the company's stock and building the company's investor base from 250 to over 4,000 shareholders.  In 2004, Mr. Peacock founded and became a partner of Javelin Advisory Group, Inc., a business consulting company located in Temecula, California with the core focus of assisting businesses with a number of vital services, which include bringing businesses into compliance with SEC requirements, assisting in the raising of necessary capital, evaluating potential acquisitions and providing management expertise.

Effective September 8, 2005, to fill the vacancy created by Mr. Campbell’s resignation, the Company appointed Shane H. Traveller as a member of the Board of Directors to serve until the next Annual Meeting of Stockholders.

Shane H. Traveller is a licensed CPA and brings an extensive background in service to public companies both as an independent auditor, then later as an officer and director. From 1998 though 2001, Mr. Traveller served the Chief Financial Officer of Trimedyne, Inc., a NASDAQ NMS-listed medical device company. In 2002, he was named President and COO where he oversaw all operations, product development and manufacturing in addition to financial reporting, investor relations, and information systems for all aspects of the company. In 2003, Mr. Traveller left Trimedyne to become a partner with Javelin Holdings, Inc. With a company he co-founded prior to joining Trimedyne, Mr. Traveller established supply channels in Eastern Europe, negotiated a letter of intent and subsequent joint venture agreement with a Russian supplier, and oversaw the market release of five new products. He raised seed capital and set up the production facility, and internal accounting controls. As a consultant and independent auditor, Mr. Traveller has been closely involved in the development and implementation of internal controls, management of staff, preparation and filing of countless financial statements and SEC filings. He has led clients through IPO's and secondary offerings, private placements, mergers and acquisitions, and conversions to a Business Development Company under the Investment Act of 1940.  In 2004, Mr. Traveller founded and became a partner of Javelin Advisory Group, Inc., a business consulting company located in Temecula, California with the core focus of assisting businesses with a number of vital services, which include bringing businesses into compliance with SEC requirements, assisting in the raising of necessary capital, evaluating potential acquisitions and providing management expertise.

The Board of Directors now consists of Shane Traveller, Ed Haidenthaller and Clay McCalla, a majority of which are still independent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA HOLDINGS, INC.

September 13, 2005 Date	/s/ Steven R. Peacock Steven R. Peacock Chief Executive Officer and Chief Financial Officer